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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934






                           Ortec International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   68749B108
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               November 26, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68749B108                    13G                     Page 2 of 8 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Merchant Fund, L.P.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   1,220,812
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  1,220,812
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,220,812
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B108                    13G                     Page 3 of 8 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Capital Partners, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     1,220,812
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  1,220,812
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,220,812
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B108                    13G                     Page 4 of 8 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Steven Derby
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     1,220,812
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  1,220,812
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,220,812
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B108                    13G                     Page 5 of 8 Pages

--------------------------------------------------------------------------------

ITEM 1(A).   NAME OF ISSUER:

             Ortec International, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             3960 Broadway
             New York, NY 10032

ITEM 2(A).   NAME OF PERSON FILING.
ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(C).   CITIZENSHIP.

             SDS Merchant Fund, L.P. (the "Reporting Person")
             c/o SDS Capital Partners, LLC
             53 Forest Avenue, 2nd Floor
             Old Greenwich, CT 06870
             Delaware limited partnership

             SDS Capital Partners, LLC (the "General Partner")
             53 Forest Avenue, 2nd Floor
             Old Greenwich, CT 06870
             Delaware limited liability company

             Mr. Steven Derby ("Mr. Derby")
             Sole Managing member of the General Partner
             53 Forest Avenue, 2nd Floor
             Old Greenwich, CT 06870
             United States citizen


ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.001 per share

ITEM 2(E).   CUSIP NUMBER:

             68749B108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable

CUSIP No. 68749B108                    13G                     Page 6 of 8 Pages

--------------------------------------------------------------------------------

ITEM 4.      OWNERSHIP.        As of November 26, 2002:

             (a)  Amount beneficially owned: 1,220,812 shares of Common Stock.

             (b)  Percent of Class: 5.7%

             (c)  Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote:  1,220,812

                  (ii)  shared power to vote or direct the vote: 0

                  (iii) sole power to dispose or direct the disposition of:
                        1,220,812

                  (iv)  shared power to dispose or direct the disposition of: 0

             2.   The General Partner - same as Mr. Derby, see below.

             3.   Mr. Derby.

             (a)  Amount beneficially owned: 1,220,812 shares of Common Stock.

             (b)  Percent of Class: 5.7%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or direct the vote:  0

                  (ii)   shared power to vote or direct the vote: 1,220,812

                  (iii)  sole power to dispose or direct the disposition of: 0

                  (iv)   shared power to dispose or direct the disposition of:
                         1,220,812

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable.

CUSIP No. 68749B108                    13G                     Page 7 of 8 Pages

--------------------------------------------------------------------------------

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable.

CUSIP No. 68749B108                    13G                     Page 8 of 8 Pages

--------------------------------------------------------------------------------

ITEM 10.     CERTIFICATION.

             By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  January 9, 2003


                                   SDS MERCHANT FUND, L.P.
                                   By:  SDS Capital Partners, LLC
                                        its General Partner

                                   By: /s/ Steven Derby
                                      ------------------------------------------
                                      Name:  Steven Derby
                                      Title: Managing Member


                                   SDS CAPITAL PARTNERS, LLC


                                   By: /s/ Steven Derby
                                      ------------------------------------------
                                      Name:  Steven Derby
                                      Title: Managing Member


                                   /s/ Steven Derby
                                   ---------------------------------------------
                                                Steven Derby